Exhibit 99.1

Santander Consumer USA Announces $400 Million Share Repurchase Program During Q2 2019

DALLAS, MAY 24, 2019 – PRESS RELEASE

Santander Consumer USA Holdings lnc. (NYSE: SC) (“SC”, “Santander Consumer” or the “Company”) today announced that its board of directors authorized, and the Board of Governors of the Federal Reserve System (“Federal Reserve”) did not object to, the repurchase of up to $400 million of the Company’s common stock as part of an amended 2018 capital plan of its majority stockholder, Santander Holdings USA, Inc. (“SHUSA”).

SC may repurchase shares under this program through the end of the second quarter of 2019. This program, which has been authorized by the Company’s and SHUSA’s boards of directors, is in addition to the Company’s previously announced $200 million inaugural share repurchase program, which was completed in January 2019.

The timing and amount of any stock repurchases and any other capital actions will depend on a variety of factors, including the market price of the Company’s shares, the business plans and financial performance of the Company, general market and economic conditions, and other factors. The repurchases of common stock may be executed through open market purchases and repurchase plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934. The share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended or discontinued at any time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking and reflect the current beliefs and expectations of the Company’s management. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which have been filed with the Securities and Exchange Commission and are available on the Company’s website (http://investors.santanderconsumerusa.com/investor-home/default.aspx) and on the Securities and Exchange Commission’s website (www.sec.gov). The Company does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Santander Consumer USA Holdings Inc. (NYSE: SC) is a full service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The Company, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $54 billion as of March 31, 2019, and is headquartered in Dallas. (www.santanderconsumerusa.com)

Media Relations:

Laurie Kight

214.801.6455

Media@santanderconsumerusa.com

Investor Relations:

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

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